Exhibit 10.33

Confidential

July 1, 2001

Stephen W. Coggins

Dear Stephen

We are delighted to formally offer you the position of SVP Europe, Middle East and Africa, and to confirm the terms and conditions of your employment with us.

Statement of terms and conditions of employment

Job Title	Senior Vice President EMEA

Reporting to	Hal Covert and Warren Pratt

Start Date	To be determined

Job Location	You will be based at our Theale office and will be required to travel as needed by your job

Remuneration	Subject to achievement of targets, your annual OTE will be L391,000 made up as follows;

	Basic pay:	L230,000
	Local variable:	115,000
	Corp. Bonus	46,000
	Total	L391,000

Your remuneration will be reviewed annually on 1st July.

We will pay you monthly in arrears, around the 25th of the month, by direct bank transfer.

Stock Options

Subject to approval by the Board of Directors you will be recommended for a joining grant of 150,000 shares. These will vest 20% after 10 months employment and 2% per month thereafter. Formal documentation on this option grant will follow after you have joined.

Your employment benefits

Company car

You will be eligible for a lease company car, up to a maximum lease value of L1000 per month. Company cars come with road tax, insurance, accident, breakdown and maintenance cover and may be driven by you and one other nominated driver over 25. Alternatively, you may take a cash option of LI200 per month. For full details see the attached Silicon Graphics company car guide.

Paid Holidays

The Silicon Graphics Ltd paid holiday entitlement is 22 working days per calendar year, in addition to bank holidays. This rises to 25 days in your 5th year and 26 days from your 10th year. Holidays must be agreed with your manager, and you may carry a maximum of 10 days over into the next calendar year. Your holiday entitlement for the remainder of 2001 will be pro-rated depending on your start date.

Pension

Silicon Graphics UK operates a choice of Group Pension Schemes. Membership is optional and individual personal Pension arrangements are provided by either Scottish Equitable, Standard Life or Skandia. However, if you already have a personal pension plan with another main commercial provider it may be possible to continue with it.

You may make personal contributions to your plan from your start date. SGI will contribute 6% of your gross pensionable salary to the scheme after 6 months service, so long as you contribute at least 4% of your gross pensionable salary. You may make further contributions if you wish, up to Inland Revenue limits. The SGI pension scheme is not contracted out of the state scheme, but you may choose to contract out individually if you wish. Pension payments are made directly from payroll and our retirement age is 60.

Life Assurance

You will be automatically covered by the Silicon Graphics Ltd life assurance policy which will pay up to eight times your gross basic salary to your nominated dependents should you die whilst employed by the Company. Four times your salary will be paid as a lump sum (subject to Inland Revenue limits) and the rest as a dependents’ pension. Business Travel Accident is also provided. This means that should you die whilst traveling on SGI business or travelling between SGI facilities, you are covered for an additional 3 times your OTE.

Sick pay & permanent

If you arc unable to work due to sickness or accident, you will be paid full basic salary for up to 13 weeks. You will then automatically be covered by the Silicon Graphics Ltd Permanent Health Insurance, which guarantees an income of approximately 75% of your gross basic salary, including statutory benefits, until you are fit enough to return to work, or until you retire. This income is taxable in the normal way.

Health insurance

Silicon Graphics Ltd will provide BUPA private medical insurance for you, your partner and unmarried children under 21. The medical insurance covers the costs of most medical and hospital treatment required by referral from a GP, and our scheme is in band B.  BUPA cover is taxable and therefore an optional benefit. If you decide to take the cover you will be taxed on your membership premiums at your marginal tax rate.

Travel Insurance

Personal and Business International Travel insurance is provided by Home and Overseas Travel.  Cover can be provided for both you and your family. If you chose to have cover for your family you will be taxed on the family membership portion of the premium at your marginal tax rate. Your own cover is not taxable.

ESPP	SGI has a worldwide Employee Share Purchase Scheme, (ESPP) which allows you to buy SGI shares at a 15% discount from the market rate. Details of this plan can be provided to you.

Employee assistance programme	SGI provides employees and their families with access to a free and confidential personal counseling and advisory service to help with any home or work related problems.

Hours of Work	Normal office hours are 09 00 - 17 30, Monday to Friday with one hour for lunch. You will be expected to work such hours as are reasonably necessary to meet your objectives.

Health & safety	You will be responsible for working safely and responsibly, and for looking after the health and safety of yourself and others at work.

Security

Confidential company information obtained as a result of your employment may not be disclosed or discussed outside the office, whether during or after your employment with us and you should keep confidential documents secure during your work. You may not work for any other company or person, which conflicts in any way with your work or duties at SGI. You are required to sign and abide by the attached Employee Security Agreement.

Conduct

SGI disciplinary and grievance procedures are in our employee handbook. Criminal activity, gross breach of company rules, major disruption to customer relationships and serious incapability through alcohol or drug abuse are all regarded as gross misconduct.

Notice period	You will be required to give SGI one months notice. You may be terminated by six months written notice.

Further information

Full details of all SGI employment terms and benefits are in the SGI UK Employee Handbook. This will be given to you when you start work, and is updated as necessary. There are no collective agreements as SGI.

If you need further details on anything at this stage please do not hesitate to contact me.

Otherwise, please confirm your acceptance of these terms and conditions by returning this letter to me. You should also sign and return the enclosed employee security agreement.

Congratulations on your appointment Steve, and we very much look forward to you joining the team.

Best regards

/s/ Bob Bishop
Bob Bishop
CEO
SGI

I confirm my acceptance of the above terms and conditions

Signed	/s/ Stephen Coggins	Name Stephen Coggins